Exhibit 3.1

AMENDMENT NO. 2 TO

AMENDED AND RESTATED BYLAWS

OF

CATCHMARK TIMBER TRUST, INC.

As of May 29, 2022, the Board of Directors of CatchMark Timber Trust, Inc., a Maryland corporation (the “Corporation”), unanimously approved and adopted the following amendment to the Corporation’s Amended and Restated Bylaws (the “Bylaws”) to be effective immediately:

1.                  The Bylaws are hereby amended to add the following as a new Article XV:

“ARTICLE XV

EXCLUSIVE FORUM FOR CERTAIN LITIGATION

Unless the Corporation consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, shall be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, or any successor provision thereof, including, without limitation, (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of any duty owed by any director or officer or other employee of the Corporation to the Corporation or to the stockholders of the Corporation, or (iii) any action asserting a claim against the Corporation or any director, officer or other employee of the Corporation arising pursuant to any provision of the MGCL, the Charter or these Bylaws, or (b) any other action asserting a claim against the Corporation or any director or officer or other employee of the Corporation that is governed by the internal affairs doctrine. Unless the Corporation consents in writing, none of the foregoing actions, claims or proceedings shall be brought in any court sitting outside the State of Maryland.

Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.”

2.                  Except as set forth herein, the Bylaws shall remain in full force and effect.